Filed Pursuant to Rule 433

Registration No. 333-133169

May 11, 2006

FREE WRITING PROSPECTUS

Dated May 11, 2006

3,500,000 Shares

UNITED FIRE & CASUALTY COMPANY

Common Stock

This free writing prospectus relates only to the securities described below and should be read together with the prospectus dated April 10, 2006 and the Preliminary Prospectus Supplement dated May 2, 2006, relating to these securities.

We are offering 3,500,000 shares of our common stock under an effective registration statement filed with the Securities and Exchange Commission on April 10, 2006, at a public offering price of $28.00 per share.

We estimate that the net proceeds we will receive from the offering of our common stock, after reduction for estimated underwriting discounts and offering expenses payable by us, will be approximately $92,967,105, or approximately $106,984,605 if the over-allotment option is exercised in full.

A.G. Edwards and KeyBanc Capital Markets expect to deliver the shares on or about May 17, 2006.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-278-5373.

A.G. EDWARDS	KEYBANC CAPITAL MARKETS